EXHIBIT 21

Subsidiaries

(1)	Comstock Fuels Corporation, a Nevada corporation

(2)	Comstock Metals LLC, a Nevada limited liability company that owns 100.00% of LINICO Corporation

(3)	Comstock Engineering Corporation, a California Corporation, formerly known as Renewable Process Solutions Inc.

(4)	Comstock Innovations Corporation, a Delaware Corporation, formerly known as Plain Sight Innovations Corporation

(5)	Comstock IP Holdings LLC, a Delaware limited liability company, formerly known as Plain Sight Innovations LLC

(6)	Comstock Exploration and Development LLC, a Nevada limited liability company

(7)	Comstock Mining LLC, a Nevada limited liability company

(8)	Comstock Northern Exploration LLC, a Nevada limited liability company (sold December 2024)

(9)	Comstock Processing LLC, a Nevada limited liability company

(10)	Comstock Royalty Holdings LLC, a Nevada limited liability company

(11)	Comstock Real Estate Inc., a Nevada corporation formerly known as Gold Hill Hotel, Inc.

(12)	Comstock Industrial LLC, a Nevada limited liability company

(13)	Downtown Silver Springs LLC, a Nevada limited liability company

(14)	Mana Corporation, an Oklahoma Public Benefit Corporation

(15)	LINICO Corporation

(16)	MCU- Philippines Inc.

(17)	Comstock Fuels Oklahoma LLC, a Oklahoma limited liability company

(18)	GenMat Licensing LLC